Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
5.50% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A
OF
BOSTON SCIENTIFIC CORPORATION

Boston Scientific Corporation, a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware:
1.On May 19, 2020, the board of directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the Third Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Third Restated Certificate of Incorporation”), delegated to its Pricing Committee (the “Pricing Committee”), the power to create, designate, authorize and provide for the issuance of shares of a new series of the Corporation’s undesignated preferred stock, to be designated the “5.50% Mandatory Convertible Preferred Stock, Series A,” and to establish the number of shares to be included in such series, and to fix the powers, designations, preferences, rights and qualifications, limitations or restrictions and other terms thereof, to be set forth in this Certificate of Designations (the “Certificate of Designations”); on May 21, 2020, the Pricing Committee, by resolution duly adopted, authorized the issuance of a series of 10,062,500 shares of preferred stock designated the “5.50% Mandatory Convertible Preferred Stock, Series A,” and established the powers, designations, preferences, rights and qualifications, limitations or restrictions and other terms thereof; and on May 26, 2020, the Corporation filed the Certificate of Designations with respect to such 5.50% Mandatory Convertible Preferred Stock, Series A, with the Secretary of State of the State of Delaware.

2.No shares of said 5.50% Mandatory Convertible Preferred Stock, Series A, are outstanding and no shares thereof will be issued subject to the Certificate of Designations.

3.On July 24, the Board adopted the following resolutions, which resolutions are now, and at all times since their date of adoption have been, in full force and effect:
WHEREAS, by resolutions of the board of directors of the Corporation (the “Board of Directors”) and a duly established Pricing Committee of the Board of Directors, and by a Certificate of Designations (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on May 26, 2020, the Corporation authorized the issuance of a series of 10,062,500 shares of 5.50% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”), and established the powers, designations, preferences, rights and qualifications, limitations, restrictions and other terms thereof;

WHEREAS, 10,062,500 shares of such Mandatory Convertible Preferred Stock were issued by the Corporation on May 27, 2020, and all such shares have been reacquired by the Corporation pursuant to the conversion thereof (the “Conversion”) into shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”); and
WHEREAS, the Board of Directors (i) deems it desirable that, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, a certificate of elimination of the Mandatory Convertible Preferred Stock (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all 10,062,500 shares of Mandatory Convertible Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation and (ii) has determined it is desirable that all matters set forth in the Certificate of Designations with respect to the Mandatory Convertible Preferred Stock be eliminated from the Third Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Third Restated Certificate of Incorporation”).
NOW, THEREFORE, it is hereby:
RESOLVED: that, pursuant to the Conversion, no shares of Mandatory Convertible Preferred Stock are outstanding and no shares of Mandatory Convertible Preferred Stock will be issued subject to the Certificate of Designations;
FURTHER RESOLVED: that, pursuant to the Conversion, when the Certificate of Elimination becomes effective, all references and matters set forth in the Certificate of Designations with respect to the Mandatory Convertible Preferred Stock be eliminated from the Third Restated Certificate of Incorporation and the shares of the Mandatory Convertible Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series;
FURTHER RESOLVED: that, pursuant to the authorization granted, any of the Corporation’s Chief Executive Officer, Chief Financial Officer, any Executive Vice President, the Treasurer, the General Counsel, the Vice President and Chief Corporate Counsel, and the Senior Vice President, New Business Development, of the Corporation (each, an “Appropriate Officer” and collectively, the “Appropriate Officers”) shall prepare, execute and file on behalf of the Corporation the Certificate of Elimination with the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all references and matters set forth in the Certificate of Designations with respect to the Mandatory Convertible Preferred Stock shall be eliminated from the Third Restated Certificate of Incorporation;

4.That, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Elimination, all references and matters set forth in the Certificate of Designations with respect to the 5.50% Mandatory Convertible Preferred Stock, Series A, shall be, and hereby are, eliminated from the Third Restated Certificate of Incorporation, and all shares of the Mandatory Convertible Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed this 31st day of July, 2023.

BOSTON SCIENTIFIC CORPORATION

By: /s/ Robert J. Castagna
Name: Robert J. Castagna
Title: Vice President and Treasurer

[Signature Page to Certificate of Elimination of Mandatory Convertible Preferred Stock]